Exhibit 23.1

KPMG Audit	Téléphone :	+33 (0)4 37 64 76 00
51 rue de Saint Cyr	Télécopie :	+33 (0)4 37 64 76 09
CS 60409	Site internet :	www.kpmg.fr
69338 Lyon Cedex 9
France

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Advanced Accelerator Applications S.A.

We consent to the use of our report included herein and to the references to our firm under the heading “Summary financial and other information”, “Presentation of financial and other information”, “Selected financial and other information” and “Experts” in the prospectus.

Lyon, October 1, 2015

KPMG Audit

Department of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin

Partner